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                                                                    EXHIBIT 8.14

                       AGREEMENT FOR CONSTRUCTION SERVICES

                 BETWEEN RETAMA DEVELOPMENT CORPORATION AS OWNER

               AND CALL NOW, INC. AS CONTRACTOR AND WILLIAM ALLEN,

                    INDIVIDUALLY, AS THIRD PARTY BENEFICIARY

                                  ("AGREEMENT")




1.0      PURPOSE

         The purpose of this Agreement is to set forth the terms and conditions under which Contractor will effect certain repairs to the larger infield lake ("Lake") at the Retama Park Race Track in Selma, Bexar County, Texas ("Racetrack"). The Owner represents that it is the Owner of the Racetrack and Lake.

2.0      CONTRACT DOCUMENTS

         All work to be performed by Contractor shall be in full compliance with the requirements set forth in the contract documents. In case of any inconsistency between this Agreement and any other contract documents, this Agreement shall control. The contract documents, in order of preference, consist of the following which are attached hereto or incorporated herein by reference:

         2.1      Agreement for Construction Services.

         2.2      Thompson Proposal.

         2.3      Thompson Plan.

         2.4      Lien Waivers.

         2.5      Change Order.

         2.6      Certificate of Insurance.

         2.7      Performance and Payment Bond.

3.0      SCHEDULE

         3.1      Thompson Proposal.

                  Contractor shall enter into a subcontract with Thompson Engineering, or such other engineering firm that the Contractor may propose and that may be approved by the Owner, for the purpose of developing a detailed proposal on whether there is a


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                  reasonable and practical method for repair of the Lake so the
                  Lake will retain water at a generally fixed level for an indefinite period, and if so, provide a detailed outline of the method of repair. This proposal may herein be referred to as the Thompson Proposal.

         3.2 The Contractor shall use its reasonable efforts to obtain the Thompson Proposal on or before April 30, 1999 (the "Proposal Delivery Date").

         3.3 The Owner shall have 15 days following the Proposal Delivery Date to approve or disapprove the Thompson Proposal. If the Thompson Proposal is approved, the Contractor shall proceed in accordance with Section 3.6 below. If the Thompson Proposal is disapproved, the Owner will advise the Contractor specifically of the specified deficiencies of the Thompson Proposal and allow the Contractor a period of no less than 15 days to make revisions to the Thompson Proposal and resubmit the Thompson Proposal to the Owner. Upon resubmission, the Owner will have 15 days to once again either approve or disapprove the Thompson Proposal as revised. If the Thompson Proposal is approved as revised, the Contractor will proceed in accordance with Section 3.6 below. If the Thompson Proposal is disapproved, this Agreement shall terminate and neither party shall have any further liability, one to the other, hereunder. In that event, all claims, rights, and causes of action between the parties shall be preserved to the extent they existed on the date of this Agreement.

         3.4 The Owner and the Contractor specifically acknowledge to each other that this Agreement provides only for the Work specified in the Thompson Plans. Owner and Contractor have negotiated this Agreement in settlement of disputed matters and recognize and acknowledge for the purposes of this Agreement that Contractor has made no guaranties within the scope of the negotiated Work that the Lake will retain water to any specified level for any period of time.

         3.5 For the purposes of this Agreement, hereinafter the term Thompson Proposal shall mean the Thompson Proposal as approved by the Owner.

         3.6 Within 60 days following approval of the Thompson Proposal by the Owner, the Contractor shall obtain the plans and specifications drawn in accordance with and to implement the Thompson Proposal (the "Thompson Plans").

         3.7 Upon delivery of the Thompson Plans to Contractor, Contractor shall have ten days to discuss the Plans with Thompson Engineering, seek modifications as it deems appropriate, and either approve or disapprove final Thompson Plans. If Contractor disapproves the Thompson Plans, this Agreement shall terminate and neither party shall have any further liability, one to the other, hereunder. In that event, all claims, rights, and causes of action between the parties shall be preserved to the extent they existed on the date of this Agreement. If the Thompson Plans are approved by Contractor, Contractor shall delivery the Plans to Owner.

         3.8 Upon receipt of the Thompson Plans (Plans Delivery Date), Owner shall have 30 days to approve or disapprove the Thompson Plans. If the Thompson Plans are approved, the Contractor shall proceed in accordance with Section 3.9 below. If the Thompson Plans are disapproved, the Owner will advise the Contractor specifically


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                  of the deficiencies of the Thompson Plans and allow the
                  Contractor a period of no less than 20 days to make revisions to the Thompson Plans and resubmit the Thompson Plans to the Owner. Upon resubmission, the Owner will have 15 days to once again either approve or disapprove the Thompson Plans as revised. If the Thompson Plans are approved as revised, the Contractor shall have 10 days to approve the Thompson Plans. If the Contractor approves the Thompson Plans, the Contractor will proceed in accordance with Section 3.9 below. If the Thompson Plans are disapproved by either party, this Agreement shall terminate and neither party shall have any further liability, one to the other, hereunder. In that event, all claims, rights, and causes of action between the parties shall be preserved to the extent they existed on the date of this Agreement.

         3.9 For the purposes of this Agreement, hereinafter the term Thompson Plans shall mean the Thompson Plans as approved by the Owner.

         3.10 Within 30 days following approval of the Thompson Plans by the Owner, the Contractor shall enter into a subcontract with Thompson Engineering, or another engineering firm proposed by Contractor and approved by the Owner, to construct the repairs to the Lake in accordance with the Thompson Plans and the other terms and provisions of this Agreement ("Work").

         3.11 The Owner and the Contractor acknowledge that the Work cannot be commenced until the end of the live racing season, on or about October 24, 1999. The Owner shall provide notice to the Contractor of the last live racing date in the 1999 season and the Contractor shall use its reasonable efforts to commence Work within 45 days following such last live racing date ("Work Commencement Date"). Subject to force majeure, the provisions of this Agreement, and any extensions approved by the Owner pursuant to a change order, the Contractor agrees that it shall cause the Work to be substantially completed on or before the estimated time for completion as set forth in the Thompson Plans ("Estimated Date of Substantial Completion"). The Contractor shall use its reasonable efforts to complete dirt hauling to the Lake on or before January 15, 2000.

4.0      CONTRACTOR'S RESPONSIBILITIES

         4.1 In accordance with the Schedule set forth in Section 3.0, and in accordance within Section 2.0, and the terms and provisions of this Agreement, the Contractor, through its subcontractor, shall perform the Work, and provide all inspections, labor, materials and equipment necessary to complete the Work in accordance with the Schedule set forth in Section 3.0.

         4.2 Contractor represents that it fully understands the Work required and, except as otherwise provided in this Agreement, the local conditions that may affect its performance. Contractor shall use its reasonable efforts to ensure diligent performance and coordination of the design and construction to be furnished under this Agreement. The Contractor shall inspect the site of the Work and fully acquaint itself with the existing surface and (to the extent practical) subsurface conditions and shall fully inform itself of the nature and character of the Work. Contractor shall not be entitled to additional time or money for conditions which the Contractor could have reasonably discovered through its previous site inspection hereunder. Owner

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                  acknowledges that the Contractor does not guarantee that the repairs evidenced by the Thompson Proposal and the Thompson Plans will in fact have the results desired by the Owner. The Owner, for itself, shall provide to the Contractor, within ten
                  (10) days after the execution of this Contract, all documents or other material, in whatever form or format that may exist, in Owner's possession, related to or revealing any surface or subsurface conditions related to the Lake or the subsurface under the Lake. Owner will use its reasonable efforts to acquire for Contractor any other information as Contractor may designate from sources under Owner's control.

         4.3 Contractor shall be and remain liable to Owner for all damages caused by the negligence of Contractor, its employees, agents, representatives, assigns or subcontractors under this Agreement. Owner's review, approval or acceptance of or payment for any of the services provided under this Agreement shall not constitute a waiver of any rights provided under this Agreement or otherwise provided by law.

         4.4 Contractor shall promptly and in logical sequence prepare, review, approve and submit to Owner the Thompson Proposal, and the Thompson Plans in accordance with the Schedule. The Thompson Plan and Proposal shall be sent to: Retama Development Corporation, c/o Retama Entertainment Group, P.O. Box 47535, San Antonio, Texas 78265-7535 with copies sent to each of Owner's board members and Owner's counsel, at addresses to be provided by Owner. All documents shall be in English or appropriate translated.

         4.5 Unless otherwise provided by specific reference in the Contract Documents, Contractor will provide and maintain a record set of releases, permits and other authorizations necessary for the execution and completion of the Work.

         4.6 Contractor shall give all notices and comply with all laws, ordinances, rules, regulations and lawful orders of any public authority bearing on the performance of the Work and shall coordinate its Work with the work of others on-site (provided however, any future laws enacted that would delay or prohibit the Work or any aspect thereof may be considered force majeure). Owner shall advise of specific racing commission and municipal codes known to them during design phase. The Owner shall use its reasonable efforts to assure that no other construction or work is ongoing in the area of the Lake (other than routine landscape maintenance) that would interfere in any way with the Work. However, Contractor recognizes and acknowledges that Owner conducts an equestrian training center on its premises that requires access to and use of the track facilities. Contractor will coordinate all work at the facility with Owner to ensure minimal interruption of track use and training center operations. The Contractor will repair any damage to the track caused by Contractor or its subcontractor(s).

         4.7 Contractor shall maintain at all reasonable times a representative available to Owner with the expertise required to administer the work of this contract and supervise its subcontractors.

         4.8 Contractor shall keep on site a set of Contract Documents marked to show changes to date and shall provide Owner with a set of as-built drawings as the work is completed.



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        4.9       Should Owner request any additional inspections or testing be performed by the Contractor beyond the reasonable inspecting and testing procedures generally used in the industry, the additional inspection and testing shall be at the sole cost and expense of Owner, and any delays proximately resulting from the additional inspecting and testing, will be added to, and will extend, the specified delivery time by an amount of time equal to such delay.

                  4.9.1 If any portion of the Work is covered up prior to a required inspection, it must be uncovered for inspection and the uncovering and recovering shall be at Contractor's expense.

                  4.9.2 If Owner or agent reasonably determines that any work requires special inspection, testing or approval (other than as addressed in Section 4.10), Owner will instruct Contractor to order such special inspection, testing or approval. If such special inspection or testing reveals failure of the Work to comply with the requirements of the Contract Documents, Contractor shall bear all costs thereof, including compensation for additional services made necessary by such failure and loss of time; otherwise, Owner shall bear the costs of such testing.

         4.10 Any work or materials that may have been omitted in the general description of said Project, but the implementation of which is implied or necessary to the Project's completion, in accordance with generally accepted construction industry standards, should be deemed by Contractor and Owner to be included in this Contract and shall be furnished by the Contractor as if same had been stated specifically.

5.0      RESPONSIBILITIES OF OWNER

         5.1 The Owner shall designate a representative who shall be fully acquainted with the Project and have authority to recommend changes in the scope of the Project, render decisions promptly, and furnish information expeditiously and in time to meet the dates set forth in the Schedule.

         5.2 Owner shall have the right, but not the obligation, to perform inspections of the work in a manner mutually agreed upon by both parties but this will in no way relieve Contractor of its obligations for full compliance with the Contract Documents. Contractor acknowledges that owner inspections and tests are for the sole benefit of the Owner and do not relieve the Contractor of its duty to perform inspection, testing, and quality control of its work.

         5.3 Owner or agent shall have the right to assign access gate to the job site for use by the Contractor.

         5.4 The Owner shall have no contractual obligation to the Contractor's subcontractors and shall communicate with such subcontractors only through the Contractor.



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6.0      CONSIDERATION

         This Agreement arises out of a settlement of certain disputed matters between the Contractor, William Allen, and the Owner. The Contractor, at its sole expense, shall fund the preparation of the Thompson Proposal and the Thompson Plans, and the undertaking of the Work described by the Thompson Plans as finally approved by Contractor and Owner. Upon approval of the final Thompson Plans by Contractor and Owner, Contractor, William Allen, and Owner will execute the Settlement Agreement and Dismissal Motion attached hereto as Exhibit A for Cause No. 98CI-17581; Retama Development Corporation vs. Call Now, Inc. and William Allen in the 224th Judicial District Court of Bexar County, Texas now pending in Bexar County, Texas. In addition, Owner will execute the Assignment attached hereto as Exhibit B. In the event that Contractor or its subcontractor(s) assist Owner or its parent, the City of Selma, in obtaining state or federal funds available to fund any portion of the Work, Owner and Contractor will negotiate in good faith modifications to this Agreement allocating a reasonable portion of such funds to the Work to reduce Contractor's costs hereunder.

7.0      INDEPENDENT CONTRACTOR

         7.1 The parties expressly understand and agree that Contractor is acting as an independent contractor unrelated to Owner or agent and any of its subsidiary or affiliated companies. Nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or principal-agent between Owner and Contractor or between Owner and any individual employed or provided to work under this Agreement by Contractor.

         7.2 Owner or agent shall have no direction and control over Contractor or Contractor's employees, agents, subcontractors or the manner and method utilized by Contractor and is interested only in results obtained by Contractor. Contractor shall determine and have sole discretion over the manner and methods utilized to achieve the results desired by Owner or agent and shall be solely responsible for the direction, control and supervision of its acts and those of its agents, employees and subcontractors incident to the performance of this Agreement. Contractor shall not have nor shall it represent itself as having any authority to make commitments in the name of or binding on Owner or agent to pledge Owner or agent credit or to extend credit in Owner or agent's name.

         7.3 Except as provided herein, all expenses incurred by Contractor in connection with this Agreement shall be the sole responsibility of Contractor. In the event Contractor makes unauthorized representations or incurs unauthorized expenses hereunder that are asserted against Owner or agent, Contractor shall reimburse Owner or agent, Contractor shall reimburse Owner for any obligations that may result therefrom.

         7.4 Contractor warrants that it is not subject to any restrictive obligations imposed by former clients or any other third person that would impair its ability to exercise its reasonable efforts for or on behalf of Owner in connection with services to be performed under this Agreement.


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         7.5      Contractor has the sole responsibility to determine those
                  matters governing the employment terms and conditions for its employees working under this Contract, including, but not limited to selection, hiring, discipline, grievance resolution, pay benefits and supervision and control of its employees. Owner or agent has no authority or rights and shall not share or have any responsibility in the determination of such matters for such employees.

         7.6 Contractor shall be solely responsible, at its own expense, and Contractor represents that it has the necessary accounting resources and an employer identification number, for withholding all state and federal income taxes, making all filings and reports with respect to FICA and FUTA taxes, and making all filings and reports in connection with or relating to the services of Contractor or any individual employed or provided to work under this Agreement by Contractor. Contractor shall indemnify Owner for and against any liability and expense arising from Contractor's failure to make such filings and reports.

         7.7 Contractor and its employees shall represent themselves only as independent contractors with respect to work being performed hereunder. Contractor and its employees shall carry and represent business cards under Contractor's or subcontractor's name and/or the name of the individual employee of Contractor or subcontractor and its employees are strictly prohibited form using Owner's or agent's trademarks or trade-name on business cards.

8.0      LIABILITY FOR EXPENSES

         Except for costs and expenses specifically allocated to Owner herein, all expenses in any way pertaining to the provision of services under this Agreement shall be at the cost of Contractor. Contractor agrees that is shall assume sole responsibility for receiving funds and paying all expenses of every kind and nature incurred directly or indirectly under this Agreement (except for costs and expenses specifically allocated to Owner herein). Owner assumes no financial responsibility of any kind or nature relative to this Agreement other than as set forth herein.

9.0      INDEMNIFICATION AND INSURANCE

         In this paragraph, Owner shall mean Retama Development Corporation in Selma, Texas, and its respective officers, agents, representatives, and employees. Contractor shall mean Call Now, Inc. and its respective officers, agents, representatives, and employees.

         9.1 Contractor agrees to and shall indemnify Owner against, and hold Owner harmless from any and all claims, loss, damage (whether direct, indirect or as a result of), causes of action, suits and liabilities of every kind (including reasonable attorney's fees and expenses incurred in the investigation, defense and settlement of any claim or suit or for the payment of any judgment) for injuries to or death of any person, and all damages to and destruction of property by whomsoever owned, including loss or use thereof, to the extent resulting from the prosecution or omission of any work or obligation undertaken by Contractor or required of Contractor by this Agreement. Contractor shall defend Owner against any claim or litigation in connection with any injury, death or damage covered by Contractor's

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                  indemnity at Contractor's expense; if Contractor fails to
                  tender a defense if so required, it shall reimburse Owner for legal fees and other costs incurred in Owner's defense of such claims or litigation. At its own expense, Owner shall have the right to participate in the defense of any claims or litigation. Owner shall reasonably cooperate in any defense provided by Contractor. Owner shall promptly notify Contractor of any matter it considers subject to this indemnity. Owner shall not agree to a judgment or other settlement of an indemnified matter, without Contractor's consent, unless Contractor fails to tender a defense.

         9.2      Insurance.

                  Contractor shall secure before commencing and maintain during the performance of its obligations under this Agreement, a minimum of at least the following types of insurance and minimum coverages: (A) Comprehensive General Liability Insurance with minimum bodily injury limits of $5,000,000.00 each occurrence and minimum property damage limits of $5,000,000.00 each occurrence; (B) Automobile Liability with minimum property damage limits of $1,000,000.00 each occurrence; (C) Statutory Workmen's Compensation. Stated minimum shall not serve to be interpreted as limiting Contractor's insurance coverage. Contractor shall furnish to Owner evidence of such insurance coverage in the form of Certificates of Insurance. Owner shall be named as an additional insured on all insurance policies required of Contractor hereunder. All Certificates of Insurance shall provide that Owner shall be given 30 days' written notice prior to any change, substitution or cancellation prior to the stated expiration date. All insurance policies secured by Contractor pursuant to this Agreement shall be "occurrence" policies rather than "claims made" policies. Owner shall remain named on the policies until contract is completed 100%.

10.0     PATENT, COPYRIGHT, TRADEMARK INDEMNIFICATION

         Contractor shall, at its expense, hold harmless and defend Owner against any claim or action for the infringement of any patent, copyright or trademark and shall indemnify Owner against all damages, costs and expenses, including reasonable attorney's fees, arising from the use by Owner of any work prepared by or on behalf of Contractor in connection with its performance under this Agreement. Owner shall give Contractor prompt notice in writing of such claim for infringement. Upon such notice or at the time Contractor actually knows of infringement, Contractor shall, at its own expense, either procure for Owner the right to continue using the infringing materials; replace same with non-infringing materials; or modify same so they become non-infringing. The method by which Contractor cures the infringement shall be at Contractor's discretion. If Contractor fails, refuses, or is unable to cure the infringement within agreed to time period of receipt of notice from Owner the date Contractor knew of infringement Owner in its sole discretion may have the materials to be infringing removed at Contractor's sole cost, expense and risk of damage or loss. Contractor shall refund to Owner the removal costs and any other expenses which result from the proven patent, copyright or trademark infringement. Contractor shall defend Owner against any such cost, claim or liability at Contractor's expense.


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11.0     RELEASES, LICENSES AND PERMITS

         Contractor shall obtain all releases, licenses, permits or other authorizations required to fulfill its obligations under this Agreement. Building permit is responsibility of Owner.

12.0     TAX INDEMNIFICATION

         Contractor shall defend, indemnify and hold Owner and its subsidiaries and affiliates harmless from and against all claims by any governmental or taxing authority for taxes normally paid by Contractor, any of its subcontractors or any of their respective agents or employees, including but not limited to income and property taxes.

13.0     WARRANTIES

         13.1     Title

                  Contractor warrants good title, free from defect, to all equipment and materials, including modified, repaired and replacement parts furnished to or obtained for Owner by Contractor. This warranty of title shall continue without limitation as to time.

         13.2     Compliance with Laws

                  Contractor warrants that the goods and services to be provided hereunder shall comply with current OSHA, FDA, EPA, TRC and other applicable federal, state, local regulations or agency laws at time of signing this Agreement. Contractor shall immediately contact Owner's Maintenance Director and its management company's CEO, if hazardous substances are encountered or if any spill of hazardous materials occurs during performance of the work under this Agreement, or while en route to or from property.

         13.3 All services performed by Contractor will conform to the terms and standards described in this Agreement or if not so described, shall conform to prevailing industry standards.

         13.4 All warranties shall survive acceptance and payment by Owner and shall benefit Owner.

14.0     CORRECTION OF WORK

         14.1 Contractor shall promptly and timely correct all work reasonably rejected by Owner as failing to conform to the Contract Documents. Contractor shall bear all costs of correcting such reasonably rejected work. Rejected material shall be removed from the site of the work.

         14.2 If within one year after the date of final completion of the Work, any of the work is found to be not in accordance with the Contract Documents, Contractor shall correct it promptly to conform to Contract Documents, at its sole cost after receipt of a written notice from Owner to do so. Owner shall give such notice promptly after discovery of such condition.


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15.0     DELAYS AND REMEDIES

         15.1 Contractor and Owner recognize that time is of the essence in this construction project and agrees that the time provided in this Contract is sufficient time to complete its performance taking into account normal rainfall, weather, and other typical non-owner caused delays. Contractor will make every reasonable effort to maintain the time schedule shown in this contract document and Contractor will make every effort, including but not limited to, overtime, extra shifts and extra personnel at Contractor's expense to maintain the schedule. A delay shall be deemed excusable if Contractor, Notifies Owner in writing of the delay and its causes, and that the cause is due to an event normally associated with force majeure as defined in this Agreement or Owner-directed schedule delay. Delays due to subcontractors, suppliers, or deliverers of Contractor-furnished material shall not be deemed excusable unless: (1) such delay is due to force majeure; and (2) the materials or services could not have been reasonably procured elsewhere under the terms of applicable subcontracts.

         15.2 Upon proper notice and supporting documentation, Owner shall extend the time for completion of the work by the number of days Contractor was reasonably delayed by excusable delays.

         15.3 Contractor acknowledges that its sole remedy for an excusable delay is a time extension. Contractor agrees it is not entitled to any additional monetary compensation or damages as a result of any delay or acceleration, including a delay or acceleration caused by the owner.

16.0     LIENS

         16.1 Provided that Owner is current with payments (if any) due to Contractor, Contractor agrees that it will not make, file, or maintain a lien or claim of any kind against any property to which this Agreement relates, or the additions, improvements, alterations, or repairs made thereon, for or on account of any goods or services furnished, or any other work done as a result of this Agreement supplemental hereto.

17.0     FORCE MAJEURE

         17.1 In the event either party is rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, other than its obligations to make payments due, then the party affected by force majeure shall give written notice with explanation to the other party immediately. Following such notice, the affected obligations of the party giving notice shall be suspended only during the continuance of the force majeure cause, provided due diligence is demonstrated in seeking remedy to the cause.

         17.2 The term "force majeure" as employed herein, shall mean acts of God, acts of public enemies, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, explosions, and any other cause not within the control of the party claiming a delay

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                  despite its due diligence. Contractor acknowledges and agrees that any strike, other than beyond Contractor's control, picketing or labor dispute directly or indirectly involving Contractor or affecting Contractor's timely performance of obligations shall not constitute "force majeure" and shall not entitle Contractor to these rights and remedies. In the event, however, any situation constituting force majeure causes suspension of the work for a period of fifteen (15) consecutive days, Retama

                  Development Corporation and Contractor shall meet and mutually decide how to further execute this Agreement.

         17.3 Contractor shall notify Owner as promptly as possible of any actual or potential labor dispute affecting Contractor's performance under this Agreement and give satisfactory assurance to Owner of its ability to complete the work.

18.0     MAINTENANCE OF JOB SITE

         Contractor agrees to maintain Owner's job site in a clean, safe condition in compliance with applicable regulations and to Owner's reasonable satisfaction. If Contractor fails to so maintain the site, Owner may secure such maintenance from another source at Contractor's expense without affecting Contractor's obligations or responsibility to perform hereunder.

19.0     RULES

         19.1 Contractor shall ensure that its employees, agents, representatives, assigns and subcontractors comply with the terms and conditions set forth in the "Site Policies for Contractors," and "Contractors Safety Program," attached hereto and incorporated herein as Attachments E and F, respectively.

         19.2 If required by Owner's Designated Representative, Contractor shall ensure and require that its employees agents, representatives, assigns and subcontractors obtain a "Special Visitor Permit" to be visibly worn at all times while at Owner's facilities. Permits may be obtained from the Owner's Designated Representative.

20.0     OWNERSHIP

         20.1 All designs, drawings, specification, notes and other work developed by Contractor or its employees, agents, representatives, assigns or subcontractors for this Agreement may be used by Owner for the exclusive purpose of maintaining the Work covered by this Contract without additional compensation to Contractor or its employees, agents, representatives, assigns or subcontractors. All proprietary designs, drawings, specifications and notes provided by the Contractor to Owner shall not be provided to any third party without the written consent of Contractor or direction of the Texas attorney general.

         20.2 Any, if any, drawings, specifications and all copies or contents thereof given to or made available to Contractor by Owner for the limited purpose of use by Contractor, its subcontractors and material suppliers may not be used for any other purpose without the prior written consent of Owner. Upon final approval by Owner and Contractor of the Thompson Plans, the Contractor shall assign its interest in the Thompson Plans and Thompson Proposal to Owner, provided, however, Contractor's and its subcontractor(s) shall have the right to use the Thompson Plans and Thompson Proposal for the Work and otherwise under this Agreement.

21.0     RIGHT TO AUDIT

         21.1 Access shall be granted to Owner or to others designated by Owner by Contractor to records and information relating to this Agreement, except cost data, unless related to time and material work for audit purposes, including reports of corrective actions taken as a result of such audit.

         21.2 Contractor agrees to make, keep and maintain complete books, records, invoices and records of payments relating to the work while it is being performed and for a period of three (3) years following acceptance of the work. Any audit is at Owner's sole expense.

         21.3 For the purpose of audit, Owner shall have the right to examine, either directly or through its authorized representatives or agents, during business hours and for a reasonable period of time, all books, records, accounts, correspondence, instructions, specifications, plans, drawings, receipts, manuals and memoranda insofar asa they are pertinent to this Agreement. Owner's right of inspection shall not apply to Contractor's trade secrets or other proprietary information properly designated or asserted as such or records related to cost involved with the fixed price portion of this Agreement.

22.0     SUBCONTRACTORS, ASSOCIATES, CONSULTANTS

         22.1 Any subcontractors or consultants utilized by Contractor relative to its performance under this Agreement (except as designated by Section 3.9, above) must be specifically identified by Contractor and approved by Owner prior to the provision of services or goods for on site work. Such approval shall not be unreasonably withheld.

         22.2 Contractor shall ensure that any approved subcontractor or consultant has executed an appropriate agreement prior to the commencement of approved subcontractors, associates or consultants agreeing to be bound by all applicable provisions of this Agreement. Contractor shall provide evidence that all subcontractors are carrying and maintaining insurance coverage in accordance with the Contract Documents, in the same manner as Contractor furnishes such evidence under Section entitled INDEMNIFICATION AND INSURANCE under this Agreement. No contractual relationship shall exist between the Owner and any subcontractor or Contractor.

23.0     INVOICING

         23.1 For purposes of information to Owner, Contractor shall submit itemized subcontractor invoices for work performed monthly.

         23.2 All invoices shall reflect this Agreement and shall be mailed to:

                                   Retama Development Corporation
                                   c/o Retama Entertainment Group
                                         P.O. Box 47535
                                   San Antonio, Texas 78265-7535


         23.3 The invoices shall contain separated costs such that the following activities, as applicable, are individually itemized:

                           a.       Labor costs
                           b.       Material costs
                           c.       Sales or use tax paid
                           d.       Engineering cost
                           e.       Freight

         23.4 Each invoice shall be accompanied by the appropriate signed Lien Waiver from Contractor. Failure or refusal to submit property executed lien waivers by Contractor, shall be deemed good and sufficient cause for Owner to withhold future payments in whole or in part.

24.0     CHANGES

         24.1 If Owner and Contractor agree, or if Owner agrees to bear the entire cost thereof, Owner may submit a change order to alter the Work. Such change order will be substantially related to the Work and its current scope. The Schedule will be extended by a reasonable time to allow for the change order.

         24.2 Contractor shall not make substitutions for any major material or equipment specified in this Agreement without the prior express written approval of Owner's Designated Representative.

         24.3 No changes to Contractor's compensation or schedule shall be made for weather conditions reasonably anticipated for the geographic location of the site; faulty workmanship; improper supervision by Contractor; or failure to comply with the provisions of this Agreement.

         24.4 The cost or credit to the Owner resulting from a change in the work shall be determined in one or more of the following ways:

                  A. By such applicable unit prices as set forth in the Contract Documents;

                  B. If no such unit prices are set forth, then by a lump sum mutually agreed upon by the Contractor and the Owner, or

                  C. If no unit prices are set forth and if the parties cannot agree upon a lump sum, then by actual costs reasonably incurred by Contractor.

25.0     TERMINATION

         25.1 Owner may terminate this Agreement in whole or in part at any time upon ten (10)days written notice to Contractor for the convenience of Owner, or because of a material breach of Contractor's failure to fulfill its contractual obligations. Upon receipt of notice to terminate, Contractor shall, unless the notice directs otherwise, immediately discontinue all services affected and if so directed, make every reasonable effort to secure cancellation of all existing orders or contracts upon terms and conditions satisfactory to Owner and deliver to Owner all data, drawings, specifications, reports, estimates, summaries and other materials and information supplied by Owner in performing under this Agreement.

         25.2 If the termination is for the convenience of Owner, no further consideration shall be payable to Contractor beyond the release set forth in this Agreement.

         25.3 If the termination is due to the material breach of Contractor to fulfill its contractual obligations, Owner may take over the work and prosecute the same to completion and may utilize any other remedies available at law or equity. Provided however, no material breach shall be deemed to have occurred unless Owner notifies Contractor of an alleged breach or provides a reasonable cure period (in event less than 10 days).

         25.4 By way of example, but not limitation, Contractor shall be deemed to have breached this Agreement if Contractor is insolvent, seeks protection from creditors, makes a general assignment for the benefit of creditors, persistently or repeatedly refuses or fails to supply enough properly skilled workers or proper materials, materially fails to make prompt payment to subcontractors or material men for materials or labor, materially violates any material law, ordinance, rule, regulation or order of any public authority having jurisdiction, or if a receiver is appointed for its business, or it otherwise violates a material provision of the Contract Documents.

         25.5 If, after notice of termination for failure to fulfill contractual obligations, it is determined the Contractor had not so failed, the termination shall be deemed to have been effected for the convenience of Owner. In such an event, Contractor's sole remedy shall be an adjustment in the Contract Price may be made as provided in this Agreement.

         25.6     [Intentionally Deleted]

         25.7     [Intentionally Deleted]

         25.8 If the Agreement is terminated, Contractor shall have no obligation to make any further fundings for the Work, except for damages (if any) for breach of this Agreement if established by a final, non-appealable judgment of a court of competent jurisdiction.

26.0     SUSPENSION OF WORK

         26.1 Owner may order Contractor in writing to suspend all or part of the work for such period as Owner may determine to be appropriate for the convenience of Owner.

         26.2 In the event of a written Owner directed suspension of work, Contractor shall be entitled to an adjustment in the scheduled completion date resulting from such adjustment to reflect the actual number of days in the suspension and the schedules of affected subcontractors.

27.0     DESIGNATED REPRESENTATIVE

         27.1 Owner's Designated Representative for this Agreement is Bryan Brown, telephone (210) 651-7131, fax number is (210) 651-7097,
                  Contractor's Designated Representative for this Agreement is Robert Buffkin, telephone (210) 349-4141.

28.0     CONTRACT ADMINISTRATOR

         All matters of an administrative or contractual nature pertaining to this Agreement, including, but not limited to, the issuance of notices, amendments, time extensions, requests for changes, submission of Insurance Certificates, and any other contractual correspondence, including exchange of signed copies of this Agreement shall be directed to:
                         Retama Development Corporation
                         c/o Retama Entertainment Group
                                 P.O. Box 47535
                          San Antonio, Texas 78265-7535
                          Telephone No. (210) 651-7000
                             Fax No. (210) 651-7097

         All matters of a technical coordinating or project authorization nature will be directed to Owner's Designated Representative.

29.0     CONTRACTOR'S ADDRESS

         Contractor's address for purposes of all communication relevant to this Agreement is:

                            Robert Buffkin, President
                                 Call Now, Inc.
                              10803 Gulfdale, #222
                            San Antonio, Texas 78232
                          Telephone No. (210) 349-4141
                             Fax No. (210) 349-4948

30.0     TITLE AND RISK OF LOSS

         Title to all material completed or partially completed work, (upon final payment by Owner) delivered or stored at job site by Contractor which are to become part of the completed work shall be in Owner's name. However, liability for loss or damage to all such work or materials shall remain with Owner until final acceptance of the completed work by Owner.

31.0     SERVICES NON-EXCLUSIVE

         This Agreement is non-exclusive and Owner may, without notice to Contractor, engage or use others to perform services of the same or similar nature including services on projects or specific assignments upon which Contractor is working.

32.0     SAFETY

         32.1 It is Contractor's responsibility to instruct its agents, servants, employees, and subcontractors to contact Owner's Designated Representative, prior to commencing work, regarding safety policies and procedures and potential hazards or hazardous materials in the work areas.

         32.2 Owner when warranted may suspend the work for a full safety inspection and correction. The inspection costs and all correction costs shall be at Contractor's expense, if found to be in violation.

         32.3 If Contractor has two or more major safety violations proven and documented by Owner, then such violations shall be grounds for termination of this Contract under the section entitled Termination (termination for failure to fulfill contractual obligations of this Agreement).

         32.4 Contractor shall take a pro-active role toward all safety issues and shall actively promote working conditions and work practices which will ensure all workers a safe and healthy environment.

33.0     AMENDMENT

         This Agreement may not be amended except in writing properly executed by the parties hereto. Except as specifically amended, this Agreement shall remain in full force and effect.

34.0     ASSIGNMENT AND SUBCONTRACTING

         Except as otherwise provided in this Agreement (and particularly
         Section 3), Contractor shall not have the right or power to assign or subcontract its rights or obligations hereunder without the express written consent of Owner. Any attempt to do so without such consent shall be null and void and shall give Owner the right to cancel and terminate this Agreement. In the event consent is properly given, the provisions of this Agreement shall bind and benefit the parties hereto and their representatives, successors and assigns. Provided however, Contractor shall subcontract all design and construction work to Thompson Engineering.

35.0     GOVERNING LAW AND VENUE

         This Agreement shall be deemed to have been made and accepted in Bexar County, Texas, and the laws of the State of Texas shall govern any interpretations or instructions of this Agreement.

36.0     AUTHORITY

         36.1 Contractor warrants that it has the full authority and power to enter into and perform under this Agreement and to make all representations, warranties and covenants as set forth herein. Contractor shall provide, upon Owner's request, written evidence satisfactory to Owner of Contractor's authority or, if Contractor is acting as an agent, evidence of that relationship.

         36.2 Contractor warrants that the individual executing this Agreement is properly authorized to bind Contractor to the terms of this Agreement.

         36.3 If Contractor hereunder is comprised of more than one legal entity, each such entity shall be jointly and severally liable hereunder, and each shall sign this Agreement.

37.0     WAIVER

         Owner's failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of Owner's right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving party.

38.0     SEVERABILITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity.

39.0     INTEGRATION OF UNDERSTANDING

         There are no understandings between the parties hereto as to the subject matter of this Agreement other than as set forth herein and in the documents specifically incorporated herein. Any previous communications concerning the subject matter of this Agreement are hereby superseded and this Agreement shall constitute the entire and integrated agreement between the parties. This Agreement may be amended only by written instrument signed by both Owner and Contractor.

40.0     PAYMENT AND PERFORMANCE BOND.

         The Contractor shall cause Thompson Engineering to obtain for the benefit of Contractor and Owner a payment and performance bond in the amount of $650,000.00 that the Work will be performed in accordance with the Thompson Plans. The surety must be licensed to do business in Texas and reasonably acceptable to Owner.

BY SIGNING BELOW, all parties hereto accept this Agreement.

Owner:

RETAMA DEVELOPMENT CORPORATION

By:
   ------------------------------------
   Name:
        -------------------------------
   Title:
         ------------------------------


Contractor:

CALL NOW, INC.

By:
   ------------------------------------
         Robert Buffkin, President

                  For the purposes of approving Section 6, only, and not otherwise, this Agreement is joined by William Allen.


------------------------------------
WILLIAM ALLEN, Individually